Exhibit 99.1
OXiGENE REPORTS FIRST-QUARTER 2006 OPERATIONAL AND FINANCIAL RESULTS
—OXiGENE Secures Regulatory Clearance in Russia for its Ongoing Myopic Macular
Degeneration (MMD) Phase II Clinical Trial; Patient Screening To Begin Shortly—
Company Highlights First Quarter Accomplishments, Including:
•	Initiation of a Phase II Clinical Trial in the United States in Stage IIIa/IIIb Non Small Cell Lung Cancer (NSCLC)

•	Completion of Patient Enrollment in a Phase II Clinical Trial in Solid Tumors

•	A Newly Granted Patent for Combretastatin A4P (CA4P)
Waltham, MA—April 26, 2006—OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), an emerging pharmaceutical company developing novel small-molecule therapeutics to treat cancer and eye diseases, today reported operational and financial results for the first quarter ended March 31, 2006.
“Following what we believe was a very strong conclusion to fiscal year-end 2005, the first quarter of 2006 was marked with clinical progress and operational successes,” stated Frederick Driscoll, President and Chief Executive Officer of OXiGENE. “We remain steadfast in our commitment to achieving the requisite steps necessary to begin patient enrollment later this year in our U.S. and European clinical trials in NSCLC, and we continue to concentrate our efforts on driving patient enrollment in OXiGENE’s core clinical programs in oncology and ophthalmology indications.”
Financial Results
The Company’s net loss for the three months ended March 31, 2006 was $3.3 million or $0.12 per share, compared with a net loss of $2.0 million, or $0.12 per share, in the first quarter of 2005.
On January 1, 2006, OXiGENE adopted SFAS 123R, “Share-Based Payment,” requiring the expense recognition of the estimated fair value of all share-based payments issued to employees. Prior to this, the estimated fair value associated with such awards was not recorded as an expense, but rather was disclosed in a footnote to the Company’s financial statements. For the three months ended March 31, 2006, OXiGENE recorded approximately $315,000 of expense associated with share-based payments as a result of SFAS 123R. In addition, the Company recorded an expense of $160,000 for restricted stock awards for the three months ended March 31, 2006, compared to $0 for the three months ended March 31, 2005.

OXiGENE Reports First Quarter 2006 Operational and Financial Results / 2
At March 31, 2006, OXiGENE had cash, cash equivalents and marketable securities of approximately $55.4 million, compared with approximately $58.9 million at December 31, 2005.
Clinical Progress: Ophthalmology
OXiGENE announced today that it has received clearance from regulatory authorities in Russia to initiate its ongoing Phase II clinical trial with CA4P for the treatment of Myopic Macular Degeneration. Russia’s top five ophthalmology clinics have elected to participate in the trial. Regional oversight boards have granted the required ethics approvals and patient screening is expected to begin shortly.
“With our sights squarely focused on the on-time completion of patient enrollment in this indication, we have elected to initiate this trial in an area of the world where the current, approved treatment for MMD is cost prohibitive, making it inaccessible for most individuals afflicted,” stated Mr. Driscoll. “With these sites ready to commence patient screening, and in combination with the ongoing activity in centers in the US, Canada and Taiwan, we remain confident that we will achieve our target of completing patient enrollment in the first half of this year.”
Mr. Driscoll added, “We believe that clearance to commence this trial in Russia is an important and strategically significant regulatory achievement for OXiGENE as we contemplate the potential next steps in this indication. This clearance may create regulatory and potential registrational opportunities for CA4P in Russia, as well as other geographic areas in eastern Europe, not only in this indication, but also for other indications, such as oncology.”
Clinical Progress: Oncology
OXiGENE advanced its lead therapeutic candidate, CA4P, into a Phase II clinical trial in the United States for the treatment of patients with Stage IIIa/IIIb NSCLC. The trial, which was cleared to proceed by the United States Food and Drug Administration (FDA) in February 2006, is currently recruiting participation from clinical trial sites. OXiGENE expects patient enrollment to begin on schedule, in the third quarter of 2006.
OXiGENE also announced this quarter that patient enrollment is now complete in a Phase II clinical trial of CA4P in imageable, solid tumors. The trial, which is being conducted in the United States under OXiGENE’s Investigational New Drug (IND) application on file with the FDA, is designed to evaluate the safety and anti-cancer activity of the triple combination of CA4P with the widely-used chemotherapy agents, carboplatin and paclitaxel. The objectives of this trial are to assess the safety of several dose levels of CA4P in combination with the two chemotherapeutic agents, gather data on anti-tumor activity and establish a recommended Phase II/III dose. Additionally, the study is designed to assess, by Magnetic Resonance Imaging (MRI), changes in tumor blood flow, which may provide additional insight into the biological activity of CA4P. With several patients enrolled in this trial continuing to receive prolonged therapy, OXiGENE anticipates that top-line data from this trial will be available later in 2006.

OXiGENE Reports First Quarter 2006 Operational and Financial Results / 3
OXiGENE’s second clinical candidate, OXi4503, continues to be evaluated in a Phase I dose-escalating safety trial in solid tumors. Since the initiation of this clinical trial, clinical investigators have increased the dose of OXi4503 to several times the compound’s initial dosing level, and have yet to achieve the maximum tolerated dose in humans. Depending on when maximum tolerated dose is reached, OXiGENE anticipates that this trial will be concluded by year’s end.
Presentation of Data
OXiGENE anticipates that clinical investigators will present data at scientific conferences later this year. More specifically, the Company expects interim clinical trial data to be presented in June 2006 at the American Society for Clinical Oncology (ASCO) conference from an ongoing Phase II clinical trial evaluating CA4P as a monotherapy for treatment of advanced Anaplastic Thyroid Cancer. The Company also believes that data will be presented from the recently completed Phase II clinical trial combining CA4P with carboplatin and paclitaxel in imageable, solid tumors at the Conference of the Tumor Microenvironment (TME) in September.
Operational Update
In the first quarter, OXiGENE announced the issuance of U.S. Patent No. 7,018,987 for novel methods of synthesizing its lead therapeutic candidate, CA4P. This award provides patent coverage for at least 13 years, through 2019. The patent award also provides broad-based patent protection for additional salt-form compositions of CA4P. The patent was granted to Arizona State University, where researchers discovered and isolated CA4P and other Combretastatin compounds. OXiGENE has exclusive, worldwide rights to the manufacturing and commercialization of products based on select Combretastatins.
About OXiGENE, Inc.
OXiGENE is an emerging pharmaceutical company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company’s major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.
Safe Harbor Statement
Certain statements in this news release concerning OXiGENE’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: the timing and success of Phase II and Phase III clinical trials of CA4P for NSCLC and a Phase II clinical trial of CA4P for imageable, solid tumors; OXiGENE’s ability to enroll patients in a Phase II clinical trial for myopic macular degeneration in a timely manner; the potential tumor killing effect of OXi4503 and its promise as a candidate for advanced cancers; and, the timing, success or advancement of OXiGENE’s ongoing preclinical research and clinical trials. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; the ability to secure necessary patents; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the

OXiGENE Reports First Quarter 2006 Operational and Financial Results / 4
Securities and Exchange Commission, including OXiGENE’s reports on Form 10-Q, 8-K and 10-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.
Contact:
Susan Hager
OXiGENE, Inc.
Director of Communications
(781) 547-5900
shager@oxigene.com

OXiGENE Reports First Quarter 2006 Operational and Financial Results / 5
OXiGENE, Inc.
Condensed Balance Sheets
(All amounts in 000’s)
(Unaudited)

	March 31,	December 31,
	2006	2005
Assets

Cash, cash equivalents and marketable securities	$55,391	$58,855
Licensing agreement	849	873
Other assets	771	540

Total assets	$57,011	$60,268

Liabilities and stockholders’ equity

Accounts payable	$392	$693
Accrued expenses	2,954	3,041
Total stockholders’ equity	53,665	56,534

Total liabilities and stockholders’ equity	$57,011	$60,268

OXiGENE Reports First Quarter 2006 Operational and Financial Results / 6
OXiGENE, Inc.
Condensed Statements of Operations
(All amounts in 000’s except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2006	2005

License revenue	$—	$—

Costs and expenses:

Research and development	2,321	1,217

General and administrative	1,621	997

Total costs and expenses:	3,942	2,214

Operating loss	(3,942)	(2,214)

Investment income	612	181

Other (expense) income, net	(6)	5

Net loss	$(3,336)	$(2,028)

Basic and diluted net loss per common share	$(0.12)	$(0.12)

Weighted average number of common shares outstanding	27,517	17,604